SCHEDULE 14A INFORMATION
                         ------------------------
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
  Act of 1934

  Filed by the Registrant [ X ]
  Filed by a Party other than the Registrant  [   ]

  Check the appropriate box:

     [   ]   Preliminary Proxy Statement
     [ X ]   Definitive Proxy Statement
     [   ]   Definitive Additional Materials
     [   ]   Soliciting Material Pursuant to Rule 240.14a-11(c)
             or Rule 240.14a-12

                          HELP AT HOME, INC.
                          ------------------
          (Name of Registrant as specified in its charter)

  --------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement), if other than Registrant

  Payment of Filing Fee (Check the appropriate box):

       [ X ]     No fee required
       [   ]     $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l)
                 or 14a-6(i)(2).
       [   ]     $500 per each party to the controversy pursuant to
                 Exchange Act Rule 14a-6(i)(3).
       [   ]     Fee computed on table below per Exchange Act Rules 14a-
                 6(i)(4) and 0-11.

            (1) Title of each class of securities to which transaction applies: _____________________________________________
            (2) Aggregate number of securities to which transaction applies: ______________________________________________
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _______(A)
            (4)  Proposed maximum aggregate value of transaction: ______
            (5)  Total fee paid: ________________

       [   ]     Fee paid previously with preliminary materials.

       [   ]    Check box if any of the fee is offset as provided by
                Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)  Amount Previously Paid: _______________________________
            (2)  Form, Schedule or Registration Statement No.: _________
            (3)  Filing Party: _________________________________________
            (4)  Date Filed:

                             HELP AT HOME, INC.
                    223 West Jackson Street, Suite 500
                          Chicago, Illinois 60606

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FEBRUARY 3, 2000


  TO THE STOCKHOLDERS OF HELP AT HOME, INC.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Help At Home, Inc. (the "Company") will be held at the Company's principal executive offices located at 223 West Jackson Street, Suite 500, Chicago, Illinois 60606 on Thursday, February 3, 2000 at 8:00 A.M., Central Time for the following purposes:

       1. To elect the Board of Directors of Help At Home, Inc. for the ensuing year;

       2. To ratify the appointment of Richard A. Eisner & Co. LLP as the Company's independent auditors for the ensuing year;

       3. To transact such other business as may properly come before the meeting and any continuations and adjournments thereof.

       Stockholders of record at the close of business on January 7, 2000 are entitled to notice of and to vote at the meeting.

       In order to ensure a quorum, it is important that Stockholders representing a majority of the total number of shares issued and outstanding and entitled to vote, be present in person or represented by their proxies. Therefore, whether you expect to attend the meeting in person or not, please sign, fill out, date and return the enclosed proxy in the self-addressed, postage-paid envelope in order to be certain your shares are represented at the meeting. If you attend the meeting and prefer to vote in person, you can revoke your proxy.


  By Order of the Board of Directors


  Louis Goldstein
  Chairman of the Board of Directors

  January 12, 2000

                             HELP AT HOME, INC.
                    223 West Jackson Street, Suite 500
                          Chicago, Illinois 60606


                              PROXY STATEMENT


                      ANNUAL MEETING OF STOCKHOLDERS

                 To Be Held on Thursday, February 3, 2000

       This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Help At Home, Inc. ( the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices located at 223 West Jackson Street, Suite 500, Chicago, Illinois 60606 on Thursday, February 3, 2000, at 8:00 A.M. central time, and at any continuations and adjournments thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the meeting and voting in person. This statement, the accompanying Notice of Meeting and form of proxy have been first sent to the Stockholders on or about January 17, 2000.

       In addition, please note that abstentions and broker non-votes are each included in t he determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

       All properly executed, unrevoked proxies on the enclosed form, which are received in time will be voted in accordance with the Stockholder's directions, and unless contrary directions are given, will be voted for the election of directors for the nominees described below.

       Only Stockholders of record at the close of business on January 7, 2000, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the meeting. As of January 7, 2000, there were issued and outstanding 1,869,375 shares of Common Stock.

       Each outstanding share is entitled to one vote on all matters properly coming before the meeting. A majority of the shares of the outstanding Common Stock represented in person or by proxy constitutes a quorum for the meeting.

                             PROPOSAL NUMBER 1

                           ELECTION OF DIRECTORS

       Five Directors, constituting the entire Board of Directors of the Company, are to be elected at the meeting to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Unless such authority is withheld, proxies will be voted for election of the five persons named below, each of whom is now serving as a Director, and each of whom has been designated as a nominee for election. If any nominee is unable to serve, which is not anticipated, the person named as proxy intends to vote for the remaining nominees and, unless the number of directors is reduced by the Board of Directors, for such other person as the Board of Directors may designate.

       Directors are elected to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Meetings of stockholders of the Company will be held on an annual basis. However, if at any time an annual meeting is not held for the election of directors, the then current directors will continue to serve until their successors are elected and qualified. Officers are appointed by, and serve at the discretion of, the Board of Directors. Directors do not currently receive compensation for their services as such. Directors are reimbursed by the Company for their costs in attending Board Meetings and Committee Meetings.

       Directors will be elected by a plurality of the votes cast at the Annual Meeting of Stockholders.

       The Board of Directors recommends a vote "For" election to the Board of Directors of the Company of each of the Nominees.

  Nominees to the Company's Board of Directors:

  Louis Goldstein

       Louis Goldstein has served as the Company's Chief Executive Officer and as a director since he formed the Company in 1974. Mr. Goldstein is 57 years old.

  Joel Davis

       Joel Davis has served as Chief Operating Officer of the Company since March 1996, director of the Company since August 1995 and General Counsel of the Company since July 1995. From October 1989 through July 1995 Mr. Davis was an associate attorney with the law firm of Hustik, Huizenga, Williams & Vander Woude, Ltd. In Chicago. Mr. Davis is 35 years old.

  Robert M. Rubin

       Robert M. Rubin has served as a Director of the Company since December 1995. Since June 1992, Mr. Rubin has been a Director of Diplomat Direct Marketing Corporation, a public company principally engaged in the business of direct mail order sales of women's apparel and accessories. In October 1996, Mr. Rubin became a director of Medi-Merg, Inc., a Canadian management company for hospital emergency rooms and out-patient facilities. Currently, Mr. Rubin is also a director of Arzan International, an Israeli food distributor.

       Mr. Rubin has served as the Chairman of the Board of Directors of Western Power and Equipment Corporation ("WPEC"), a construction equipment distributor, since November 20, 1992. Between November 20, 1992 and March 7, 1993, Mr. Rubin served as Chief Executive Officer of WPEC. Between October 1990 and January 1, 1994 Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of American United Global Inc., a telecommunications and software company ("AUGI") and from January 1, 1994 through January 1996, solely as Chairman of the Board of AUGI. From January 1996, Mr. Rubin has served as Chairman of the Board and President and Chief Executive Officer of AUGI. Mr. rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986 and continued as a Director of SCI (now known as Olsten Corporation ("Olsten") until the latter part of 1987. Olsten, a New York Stock Exchange listed company is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin was formerly a Director and Vice Chairman, and is a minority stockholder of American Complex Care, Inc. ("ACCI"), a public company which provided on-site health care services, including intradermal infusion therapies. In April 1995, the principal operating subsidiaries of ACCI petitioned the Circuit Court of Broward County, Florida for an assignment for the benefit of creditors. Mr. Rubin is also a Director, Chairman and minority stockholder of Universal Self Care, Inc., a public company engaged in the sale of products used by diabetics, and, until his resignation in 1998, he was a director of Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems. Mr. Rubin has also been Chairman, Chief Executive Officer and a principal stockholder of ERD Waste Technology, Inc., a public company specializing in the management and disposal of municipal solid waste, industrial and commercial nonhazardous solid waste and hazardous waste. In September 1997, ERD Waste Technology, Inc. filed for protection under Title 11 for reorganization under Chapter 11 of the Bankruptcy Code. Mr. Rubin is 59 years old.

  Steven L. Venit

       Mr. Venit has conducted a law practice as a sole practitioner with the law firm of Steven L. Venit, Esq. for more than the past five years. Mr. Venit is 41 years old.

  Robert Kirshner

       Robert Kirshner is currently retired and has served as a Regional Manager of Plywood Minnesota for the last 15 years. Mr. Kirshner's duties included overseeing the daily operations of multiple retail store locations while employed at Plywood Minnesota. Prior thereto Mr. Kirshner was a regional manager for Saxon Paint Company where he managed a territory of locations. Mr. Kirshner is 56 years old.

  Committees and Meetings of the Board of Directors:

       The Company has two formal committees, the Audit Committee and the Compensation Committee. The members of the Audit Committee are Robert Rubin, Steven Venit and Robert Kirshner. The Audit Committee is responsible for communicating with the Company's auditors regarding the financial and reporting affairs of the Company. The Compensation Committee, whose members are Steven Venit and Robert Kirshner, is responsible for making all compensation decisions with respect to the executive officers of the Company. The Company does not currently have a Nominating Committee.

       There were [four] meetings of the Company's Board of Directors during the fiscal year ended June 30, 1999. All of the Directors were present at such meetings. There were [three] unanimous written consents of the Company's Board of Directors, pursuant to Section 141 of the General Corporation Law of Delaware, during the fiscal year ended June 30, 1999.

       The Company's Audit Committee met [twice] during the fiscal year ended June 30, 1999. All of the members of the Audit Committee were present at such meetings. The Company's Compensation Committee met [four] times during the fiscal year ended June 30, 1999. All of the members of the Compensation Committee were present at such meetings.

                        Summary Compensation Table

       The following table sets forth all cash compensation for services rendered in all capacities to the Company for the year ended June 30, 1999 (referred to as "1999" in this table), the year ended June 30, 1998 (referred to as "1998" in this table) and the year ended June 30, 1997 (referred to as "1997" in this table) paid to the Company's Chief Executive Officer and the two most highly paid executive officers of the Company whose total compensation exceeded $100,000.

                                               Restricted                All Other
     Name and                                    Stock                     Annual
Principal Position  Year   Salary    Bonus       Awards   Options/SARs  Compensation
------------------  ----   -------   -------     ------    ---------     ---------
Louis Goldstein(1)  1999  $279,396  $      0       -      $        0    $   59,967
  Chairman, Chief   1998   241,447    37,950       -         300,000       224,013
  Executive Officer 1997   206,250    22,000       -         200,000       121,592

Joel Davis (2)      1999  $130,000  $      0       -            -             -
  Chief Operating   1998   134,037    13,000       -         100,000          -
  Officer           1997   100,000    10,000       -            -             -

Sharon Harder(3)    1999  $130,824  $      0       -            -             -
  Chief Financial   1998   158,339    16,000       -         100,000          -
  Officer           1997   123,333    13,000       -            -             -

  (1) Pursuant to provisions in his revised Employment Agreement approved by the Compensation Committee of the Board of Directors. Mr. Goldstein received certain compensation related to personal expenses incurred in connection with his continuous travel schedule. Such compensation totaled approximately $ 42,834 in fiscal 1999 and $29,082 in fiscal 1998. In addition, the Company paid expenses associated with leased automobiles for Mr. Goldstein's business and personal use which totaled $31,490 in fiscal 1998. Utilizing an effective tax rate of 40%, the Company assumed income taxes associated with personal expenses of Mr. Goldstein in the amount of $ 17,133 in fiscal 1999 and $55,006 in fiscal 1998.

  (2)  Total compensation paid during the 1996 fiscal year did not exceed
  $100,000.

  (3) Effective February 19, 1999 Ms. Harder resigned as CFO, she did not receive any severance package or other compensation in connection with her resignation.


  Options Granted to Named Executive Officers:

       The following table sets forth certain information with respect to all outstanding options granted during the fiscal year ended June 30, 1999 to the Company's Named Executive Officers.

                                Option Grants
                                -------------
                    Number of
                    Securities   % of Total
                    Underlying   Options Granted  Exercise
  Name of           Options      To Employees     Price       Expiration
  Holder            Granted      In Fiscal Year   ($/Share)   Date
  ---------------   ---------    --------------   ---------   ----------
  Louis Goldstein    300,000         60%            $1.63     April 2008
  Joel Davis         100,000         20%            $1.63     April 2008
  Sharon Harder      100,000         20%            $1.63     April 2008


  Option Year End Values (1)
  --------------------------
                                                         Value of
                                          Number of      Unexercised
                                          Unexercised    In-the-Money
                                          Options        Options
                   Shares                 at FY End      at FY End
                   Acquired     Value     Exercisable/   Exercisable/
  Name             Exercise(#)  Realized  Unexercisable  Unexercisable
  ---------------  -----------  --------  -------------  -------------
  Louis Goldstein      -            -      500,000(2)          -
  Joel Davis           -            -      110,000(3)          -
  Sharon Harder        -            -      100,000(3)          -

  (1) The closing bid price of a share of the Company's Common Stock at June 30, 1999, was $1.375

  (2) Exercisable. The exercise price is $4.65 per share for 200,000 options and $1.63 per share for 300,000 options.

  (3)  Exercisable. The exercise price is $1.63 per share.


  Employment Agreements:

       As of December 1997, the Company entered into a revised employment agreement (the "Agreement") with Louis Goldstein. Pursuant to the Agreement, Mr. Goldstein receives a base annual salary of $230,000 per year, subject to increase in each successive year of the contract term at the discretion of the Compensation Committee of the Board of Directors. In addition, the Agreement provides that Mr. Goldstein is entitled to receive a benefit allowance in the amount of 10% of Mr. Goldstein's base annual compensation, a monthly automobile allowance and full reimbursement of personal expenses necessitated by travel on behalf of the Company. Based on the Company's financial performance, Mr. Goldstein shall also be entitled to receive annual incentive payments ranging incrementally from $25,000 to $100,000 based upon after-tax income adjusted for non-cash expenses and extraordinary items. In the event of a change in control of the Company, Mr. Goldstein shall be entitled to receive a one-time cash payment equal to 10% of the "excess market capitalization." As defined in the Agreement, "excess market capitalization" is an amount equal to the outstanding shares of the Company's capital stock multiplied by the closing share price on the 30th day following the change in control less $6 million. In the event of Mr. Goldstein's involuntary termination without cause, he shall be entitled to receive severance pay for the unexpired portion of the Agreement's term equal to the sum of his base compensation, benefit allowance and the incentive payments, as applicable. The Agreement is for a term of ten years beginning in December 1997.

       As of March 1998, the Company entered into an employment agreement with Joel Davis, the Company's Chief Operating Officer. The agreement is for a term of 36 months and provides for annual compensation to Mr. Davis at the rate of $130,000. In the event of a change in control, as defined in the agreement, Mr. Davis shall be deemed to have been terminated without cause and shall be entitled to severance payments equal to three times his annual salary.

                      Principal Stockholders

       The following table sets forth certain information as of January 7, 2000 with respect to each beneficial owner of more than five percent (5%) or more of the outstanding shares of Common Stock of the Company, each officer and director of the Company and all officers and directors as a group. The table does not include options that have not yet vested or are not exercisable within 60 days of the date hereof. Unless otherwise indicated, the address of each such person or entity is 223 West Jackson Street, Suite 500, Chicago, Illinois 60606.

  Name of Beneficial              Number of Shares       Percentage of
  Owner                         Beneficially Owned(1)    Common Stock
  ------------------            ---------------------    -------------
  Louis Goldstein(2)                  1,462,500              61.7%

  Robert Rubin(3)                       202,500              10.0%

  Joel Davis(4)                         110,050               5.6%

  Sharon Harder(5)                      100,000               5.0%

  Steven L. Venit                        10,000                *

  Robert Kirshner                        10,000                *

  Robertson Stephens & Co., Inc.(6)     204,559               4.5%

  Herbard, Ltd. (7)                     217,000               4.8%

  All officers and directors          1,895,050              69.0%
  as a group (6 persons)

  *   represents less than 1%

  (1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

  (2)  Consists of:(i) 962,500 share of  the Company's Common Stock,  and
  (ii) 500,000 shares of Common Stock issuable to Mr. Goldstein upon the exercise of stock options.

  (3)  Consists of:(i) 52,500 shares of  the Company's Common Stock,  and
  (ii) 150,000 shares of Common Stock issuable to Mr. Rubin upon the exercise of stock options.

  (4) Consists of:(i) 50 shares of the Company's Common Stock, and (ii) 110,000 shares of Common Stock issuable to Mr. Davis upon the exercise of stock options.

  (5) Consists of 100,000 shares of Common Stock issuable to Ms. Harder upon the exercise of stock options.

  (6) The address for Robertson Stephens & Co., Inc. is 555 California Street, Suite 2600, San Francisco, CA 94104.

  (7) the address of Herbard, Ltd. is P.O. Box 438, Road Town Tortola, British Virgin Islands, Tortola, D9.


              Certain Relationships and Related Transactions


       In connection with the formation of the Company, on August 7, 1995, the Company issued to Louis Goldstein 962,500 shares of Common Stock in exchange for 2,750 shares of common stock of Help At Home, Inc., an Illinois is company ("Help Illinois"). Also, in connection with the formation of the Company, in exchange for 143 shares of common stock of Help Illinois, the Company issued to Robert Rubin, 50,000 shares of the Company's Common Stock.

       In 1992, 1993 and 1994 Help Illinois loaned to Mr. Goldstein $135,470, $101,135 and $92,721, respectively. The loans bear interest at nine percent per year. The balance of such loans at June 30, 1999 was approximately $146,200. Subsequent to June 30, 1999 the loans were restructured to run concurrent with the Employment Agreement expiring in December 2007, and include an approx. 15,000 annual payment with a balloon at the end of the term. The balance of the loans increased by approximately $12,538 during the fiscal year due to accumulation of interest.

       During fiscal 1999, the Company paid a total of approximately $4,364 (including accrued fees from the prior year) to Steven L. Venit, a director of the Company, for routine legal services.

       The Company has adopted a policy that all future transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates, must be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

       Except with respect to the loan transactions described in the second paragraph above, all previous transactions between the Company and its officers, directors or 5% stockholders, and their affiliates were made on terms no less favorable to the Company than those available from unaffiliated parties. All future transactions between the Company and its officers, directors or 5% stockholders, and their affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties.

                                PROPOSAL 2

            RATIFICATION OF RICHARD A. EISNER & CO. LLP AS THE
            COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

       The Board of Directors has unanimously approved and unanimously recommends that the Stockholders approve the appointment of Richard A. Eisner & Co., LLP as the Company's independent certified public accountants for the ensuing year. Unless a shareholder signifies otherwise, the persons named in the proxy will so vote.

  Stockholder Vote Required

       Ratification of the appointment of Richard A. Eisner & Co., LLP as independent certified public accountants will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders.

  The Board of Directors  recommends a vote for  the ratification of  the
  appointment of    Richard  A.  Eisner  &  Co.,  LLP  as  the  Company's
  Independent Certified Public Accountants.


                          SECTION 16(a) REPORTING

       Under the securities laws of the United States, the Company's directors, its executive (and certain other) officer, and any persons holding ten percent or more of the Company's Common Stock must report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the fiscal year ended June 30, 1999, the Company believes all reports required to be filed by Section 16(a) were filed on a timely basis.


                               OTHER MATTERS

       The Board of Directors knows of no other matters which will be presented for consideration at the annual meeting. However, it is possible that certain proposals may be raised at the meeting by one or more Stockholders. In such case, or if any other matter should properly come before the meeting, it is the intention of the person named in the accompanying proxy to vote the shares represented thereby in accordance with his best judgment.

                          SOLICITATION OF PROXIES

       The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

                    STOCKHOLDER PROPOSALS FOR THE 2000
                      ANNUAL MEETING OF STOCKHOLDERS

       In order to be included in the proxy materials for the Company's next Annual Meeting of Stockholders, pursuant to Rule 14(a)-8 under the Securities Exchange Act of 1934, stockholder proposals must be received by the Company on or before September 5, 2000.


                               ANNUAL REPORT
                 TO THE SECURITIES AND EXCHANGE COMMISSION

       The Annual Report on Form 10-KSB for the year ended June 30, 1999, as filed with the Securities and Exchange Commission, will be made available to Stockholders free of charge by writing to Help At Home, Inc., Attention: Corporate Secretary.




                                       By Order of the Board of
                                       Directors of Help At Home, Inc.


                                       /s/ Louis Goldstein
                                       Louis Goldstein
                                       Chairman of the Board of Directors

  January 18, 2000

                     PROXY FOR THE 1999 ANNUAL MEETING
                   OF STOCKHOLDERS OF HELP AT HOME, INC.

       The undersigned hereby appoints Louis Goldstein, or his designee, with full power of substitution, as lawful proxy to represent and vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Help At Home, Inc., to be held at Help At Home, Inc., 223 West Jackson Street, Suite 500, Chicago, Illinois 60606 on February 3, 2000 at 8:00 a.m. central time and at all adjournments and continuations thereof, upon the matters specified below, all as more fully described in the Proxy Statement dated January 12, 2000 and with the discretionary powers upon all other matters which come before the meeting or any adjournments or continuations thereof.

  This Proxy is  solicited on  behalf of Help  At Home,  Inc.'s Board  of
  Directors.

       1. To elect directors to hold office for the ensuing year and until their successors are elected and qualified.

       Nominees:     Louis Goldstein;  Joel Davis;  Robert M. Rubin;
                     Steven L. Venit;  and Robert Kirshner.

  [ ]  FOR ALL NOMINEES  [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

       INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

       2. To ratify the appointment of Richard A. Eisner and Company, LLP as the Company's independent auditors for the ensuing year.

       3. In his discretion, upon such other matter or matters that may properly come before the meeting, or any adjournments thereof.

       THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.

  Date:               , 2000
       ---------------

                                   -----------------------------------
                                   Name

                                   Please indicate date of signing. If
                                   signing as attorney, administrator,
                                   executor, trustee or guardian, give
                                   full title as such.